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                                                                    EXHIBIT 99.1

                             CLEAR CHANNEL ANNOUNCES
                                BOND TRANSACTION


SAN ANTONIO, TEXAS, MARCH 12, 2003 - Clear Channel Communications announced today that it will offer an additional $200 million in aggregate principal amount of Senior Notes to be issued in the same series as the 4 5/8% Senior Notes due 2008. Clear Channel had previously issued $300 million aggregate principal amount of this series of Senior Notes on January 9, 2003. The proceeds from the offering will be used to finance the redemption of the 4 3/4% Liquid Yield Option Notes due 2018 (the "LYONs") that were assumed by Clear Channel Communications as part of its merger with Jacor Communications in 1999. The LYONs are being redeemed pursuant to the call provisions of those securities. Bank of America, Barclays Capital and JPMorgan are lead managers for the transaction.

A registration statement relating to the Senior Notes has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, and any offering of these securities shall be made only by means of a prospectus.

For further information on Clear Channel Communications contact Randy Palmer, Vice President of Investor Relations, at (210) 822-2828.